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                                 Exhibit (m)(8)

     Services Agreement dated as of April 1, 2002 between Fidelity Brokerage Services LLC, National Financial Services LLC, One Group Mutual Funds and One Group Dealer Services, Inc.

                               SERVICES AGREEMENT

This Agreement is made as of the 1st day of April, 2002 between: (1) the Fidelity Brokerage Services LLC ("FBS") and National Financial Services LLC ("NFS") (together "Fidelity"), and (2) One Group Mutual Funds (the "Trust") and One Group Dealer Services, Inc.

                                    RECITALS

A. Fund/Agent is either (i) an open-end investment company with one or more series or classes of shares (each such series or class of shares a "Fund"), (ii) an investment adviser to or administrator for the Funds, (iii) the principal underwriter or distributor for the Funds, or (iv) the transfer agent for the Funds.

B. Fund/Agent wishes to have Fidelity provide to Fund/Agent or on its behalf certain administrative services with respect to beneficial owners of shares ("Shareholder(s)") of such Funds which Fidelity makes available to Shareholders through securities brokerage accounts carried by NFS on behalf of FBS or Correspondents of NFS ("Correspondents").

C. Fidelity agrees to provide such services on the terms and conditions set forth herein.

                                    AGREEMENT

THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1. Shareholder Services

A. Shareholder Account Set-Up and Maintenance - Fidelity shall maintain and
   ------------------------------------------
provide to FBS and Correspondents adequate facilities and procedures to: (1) establish and maintain Fund investments on behalf of Shareholders within a consolidated brokerage account(s) on the Fidelity transaction processing and recordkeeping system, and (2) access Shareholders' current Fund information including, but not limited to, share balances, dividend information and transaction history.

B. Shareholder Assistance - Fidelity shall make available to FBS and
   ----------------------
Correspondents any information maintained by Fidelity as may be necessary for Correspondents to support and resolve Shareholder servicing inquiries. Fidelity personnel will assist FBS in the investigation of Shareholder inquiries when necessary. FBS will support Shareholder service inquiries from Shareholders who maintain brokerage accounts with FBS.

C. Transaction Processing and Settlement - The Fidelity transaction processing
   -------------------------------------
system shall enable Shareholders to purchase, redeem and exchange shares of Funds available through Fidelity. NFS shall facilitate settlement with each Fund of Shareholder transactions in such Fund insofar as such transactions are transmitted to NFS by FBS or Correspondents on behalf of Shareholders.

Fund/Agent agrees that it shall either: (1) make arrangements for all transactions processed pursuant to this Agreement to be processed through the National Securities Clearing Corporation Fund/SERV system, or (2) obtain proper authority for NFS to transmit to the Fund or its Agent daily manual trades until 5:00 p.m. Eastern Time, or such other times as set forth on Exhibit B, which trades shall remain eligible for that day's public offering price provided Fidelity received the order by the close of trading that day.

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D.  Shareholder Account Statement Preparation and Distribution - With respect to
    ----------------------------------------------------------
each Shareholder holding Fund investments through Fidelity, Fidelity shall deliver or cause to be delivered to such Shareholder monthly statements when there has been activity in such Shareholder's brokerage account during such month, or quarterly statements during periods when there has been no monthly account activity. Statements will include transaction detail for the statement period for each Fund in which shares were purchased, redeemed or exchanged, and a summary of the number of Fund shares owned and share value thereof as of the statement date to the extent such value is provided by the Fund.

E.  Confirmation Preparation and Distribution - Fidelity shall generate a
    -----------------------------------------
written confirmation for each purchase, redemption and exchange transaction affecting each Shareholder's Fund investments held through Fidelity to the extent such confirmation is required, and such confirmation shall be distributed to Shareholders through or on behalf of FBS or Correspondents.

F.  Payment of Fund Distributions - NFS shall distribute to Shareholders all
    -----------------------------
dividend, capital gain or other payments authorized by the Fund and distributed to and received by NFS, and such distributions shall be credited to Shareholders in accordance with the instructions provided by each Shareholder, including but not limited to dividend reinvestment into the Fund, or cash payments of distributions.

G.  Prospectus Fulfillment - Subsequent to any Shareholder's acquisition of
    ----------------------
shares of a Fund by purchase or exchange, Fidelity shall provide to such Shareholder a confirming prospectus for such Fund to the extent such prospectus is required with respect to such acquisition and is provided by the Fund to Fidelity or its designee.

The Trust acknowledges and agrees that Fidelity is not responsible for (i) the compliance of any prospectus or supplement thereto, annual report, proxy statement or item of advertising or marketing material of or relating to any Fund, with any applicable laws, rules or regulations, (ii) the registration or qualification of any shares of any Fund under any federal or applicable state laws or (iii) the compliance by any Fund or Fund/Agent or any "affiliated person" (as that term is defined in the rules under the Investment Company Act of 1940, as amended), with any applicable federal or state law, rule, or regulation or the rules and regulations of any self-regulatory organization with jurisdiction over such Fund, Fund/Agent or affiliated person.

Fidelity will not make any offer or sale of fund shares (a) in any state or jurisdiction in which such shares are not qualified for sale or exempt from the requirements of the relevant securities laws at any time after it has been provided with written notice from the Trust that such fund is not so qualified or exempt in such state or jurisdiction, (b) in any state or jurisdiction in which it is not properly licensed or authorized to make offers or sales, or (c) at any time after it has been provided with written notice from the Trust that such fund is not then currently offering shares to the public.

H.  Account Level Tax Reporting - NFS shall provide to Shareholders through FBS
    ---------------------------
or Correspondents such reports and information as may be required by the then-prevailing laws and regulations under the Internal Revenue Code for non-retirement accounts and qualified and non-qualified retirement plan accounts.

II. Representations and Warranties

A. The Trust and the One Group Dealer Services, Inc represents and warrants that:

    (1) it has the requisite authority to enter into this agreement on its own behalf and on behalf of the Fund(s), and


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   (2)  that the payment to NFS of any fees pursuant hereto:

        (a) has been duly authorized by the Fund(s), the Board of Trustees of the Fund(s), or any other persons to the extent such authorization is required to properly make such payment;

        (b) is properly disclosed in the relevant Fund prospectus to the extent such disclosure may be required, and

        (c) is in conformity with all federal, state and industry laws or regulations to which the Fund or its agents are subject.

B. FBS and NFS each represent and warrant that:

   (1) it is a corporation duly organized under the laws of the Commonwealth of Massachusetts and is duly registered and/or qualified as a broker/dealer with the SEC, NASD and in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein;

   (2) the execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action in its part, and this Agreement constitutes the valid and binding obligations of FBS and NFS; and

   (3) it is in material conformity with all federal, state and industry laws or regulations to which it is subject.

C. Each party hereto represents and warrants that it shall provide to the others such information or documentation necessary for such party to fulfill its obligations hereunder, such other information or documentation as any party may reasonably request, and that it shall comply with such operating policies and procedures as the parties may adopt from time to time.

III. Fees

A. Start Up Fee (not applicable-existing fund family on the system)

The Trust or the One Group Dealer Services, Inc shall pay to NFS a one-time start up fee ("Start Up Fee") for Fidelity's initial set up and preparation to support a new group or family of Funds. The amount of the Start Up Fee is set forth on Exhibit A and shall be due and payable to NFS the earlier of 30 days from the execution of this Agreement or the availability of any such Fund to Fidelity customers. The identity and description of each Fund which is subject to this Agreement shall be set forth on Exhibit B, as amended from time to time.

B. CUSIP Fee

The Trust or the One Group Dealer Services, Inc shall pay to NFS a fee ("CUSIP Fee") to add any Fund to Fidelity's computer system in order to make such Fund available to Fidelity's customers. The amount of the CUSIP Fee is set forth on Exhibit A, and shall be due and payable to NFS upon the earlier of the addition of the Fund to Exhibit B, or the availability of such Fund to Fidelity's customers.

C. Asset Based Fee

For the services provided by Fidelity hereunder, The Trust or the One Group Dealer Services, Inc shall pay to NFS a fee with respect to each Fund, which fee shall be based upon a percentage per annum of the

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daily value of the aggregate number of shares of the Fund held by NFS for the accounts of customers of FBS and Correspondents. Such fee shall be calculated and paid in accordance with Exhibit A hereto.

D.  Maintenance Fee

The Trust or the One Group Dealer Services, Inc shall pay to NFS an annual maintenance fee ("Maintenance Fee") with respect to certain Funds as set forth on Exhibit A.

In the event the parties agree to material changes to the scope of services provided hereunder, the parties agree to negotiate in good faith as to the appropriate amendment to the fees due NFS.

IV. Indemnification

The Trust or One Group Dealer Services, Inc shall indemnify and hold harmless Fidelity and each officer, employee and agent of Fidelity from and against any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature ("Losses") arising out of (i) any inaccuracy or omission in any prospectus or supplement thereto, registration statement, annual report or proxy statement, of any Fund or Fund/Agent or any advertising or promotional material generated by any Fund or Fund/Agent, (ii) any breach by Fund/Agent of any representation, warranty, covenant, or agreement contained in this Agreement and (iii ) any action taken or omitted to be taken by Fidelity pursuant to this Agreement, except to the extent such Losses result from Fidelity's breach of this Agreement, willful misconduct, or gross negligence.

Fidelity shall indemnify and hold harmless Fund/Agent and each director, officer, employee and agent of Fund/Agent from and against any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature ("Losses") arising out of (i) Fidelity's dissemination of information regarding Fund/Agent or any Fund that contains any inaccuracy or omission unless such information was provided or approved by Fund/Agent or any Fund, (ii) any breach by Fidelity of any representation, warranty, covenant, or agreement contained in this Agreement and (iii ) any Losses resulting from Fidelity's willful misconduct or negligence.

V.  Confidentiality

Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agent or representatives during the term of this Agreement (the "Proprietary Information") is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner's business. Each party agrees to use its best efforts (the same being not less than that employed to protect his own proprietary information) to safeguard the Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of any officer of the other, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the other on a need-to-know basis or as may be required by law or regulation. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Each party shall be liable under this Agreement to the other for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This Section V shall continue in full force and effect notwithstanding the termination of this Agreement.

VI. Duration and Termination of Agreement

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     With respect to any Fund, this Agreement shall become effective upon the date such Fund is identified on Exhibit B, and this Agreement is approved by the Fund or its Board of Trustees if such approval is required, and shall continue in force for one year, and shall thereafter continue automatically for successive annual periods unless earlier terminated and subject to any periodic approval required by the Fund or its Board of Trustees. This Agreement is terminable as to any Fund by any party upon 90 days written notice thereof to the other parties or upon default hereof provided that such default shall not terminate this Agreement to the extent the defaulting party has been notified of such default by the non-defaulting party and the defaulting party cures such default within 10 business days of notice of such default.

After the date of termination as to any Fund, no fee will be due with respect to any shares of such Fund that are first placed or purchased in FBS or Correspondents customer accounts after the date of such termination. However, notwithstanding any such termination, Fund/Agent will remain obligated to pay NFS the fee as to each share of such Fund that was considered in the calculation of the fee as of the date of such termination, for so long as such share is held in the FBS or Correspondents account. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to shares for which a fee continues to be due subsequent to such termination.

Notwithstanding anything to the contrary contained in this section VI, this Agreement will terminate automatically with respect to One Group Dealer Services, Inc. in the event that One Group Dealer Services, Inc. ceases to serve as principal underwriter or distributor for the Funds pursuant to a termination of its Distribution Agreement with the Fund; or, with respect to the Trust in the event that the Funds' plan of distribution, adopted pursuant to Rule 12b-1 under the 1940 Act, or any other plan for the financing of shareholder servicing activities (the `Plan') which finances such payment obligation is terminated for whatever reason by the Funds' Board of Directors. In that connection the Trust's and One Group Dealer Services, Inc.'s payment obligations with respect to fees will cease as of the effective date of (i) the termination of One Group Dealer Services, Inc.'s Distribution Agreement Fund or (ii) the termination of the plan, as the case may be. This paragraph does not relieve the Trust or One Group Dealer Services, Inc. of the obligation for payment of past fees due under this agreement. In the event such payment obligation shall cease in accordance with clause (i) above, Fidelity may seek to receive such payments from any successor distributor that is appointed by the Funds. In the event such payment obligation shall cease in accordance with Clause (ii) above, the Trust and Fidelity agree to negotiate in good faith with respect to whether and to what extent the trust will continue to make such payments either from a related party's resources or in reliance upon financing that is provided by a successor plan.

VII.  Miscellaneous

A.    Custody - Fund/Agent acknowledges that Fund shares maintained by the Fund
      -------
for Shareholders hereunder are held in custody for the exclusive benefit of customers of NFS and shall be held free of any right, charge, security interest, lien or claim against NFS in favor of the Trust or its agents acting on behalf of the Trust.

B.    Transaction Charges - During the term of this Agreement, FBS shall not
      -------------------
assess against or collect from its brokerage customers any transaction fee upon the purchase or redemption of any Fund's shares that are considered in calculating the fee due pursuant to Section III hereof. The parties acknowledge and agree that FBS reserves the right to collect such transaction fees from certain customers (including "Short-Term Traders," as FBS may define that term) for certain special trading services and from other customers upon such other customers' redemption of certain shares.

C.    Use of Fidelity Investments Name - The Trust will not, nor will the Trust
      --------------------------------
cause or permit any Fund to, describe or refer to the name "Fidelity Investments" or any derivation thereof, or to FMR Corp. or any

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thereof, or to the services or relationship contemplated by this Agreement in any advertisement or promotional materials or activities without the prior written consent of an authorized officer of Fidelity.

D.    Nonexclusivity - The Trust acknowledges that Fidelity may perform services
      --------------
similar to those to be provided under this Agreement to other investment companies, investment company sponsors, or service providers to investment companies.

E.    Force Majeure - Neither Fidelity nor its affiliates shall be liable to
      -------------
Fund/Agent or any Fund for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control.

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F.    Notices - All notices and communications required or permitted by this
      -------
Agreement shall be in writing and delivered personally or sent by first class mail unless otherwise agreed. All such notices and other communications shall be made:

      if to Fidelity, to:   Fidelity Investments

                            82 Devonshire Street, R6A

                            Boston, MA 02109

                            Attn: Steve Reynolds

      if to Fund/Agent, to:

                            Robert L. Young

                            1111 Polaris Parkway

                            Suite2-G/J/L OHl-1235

                            Columbus, OH 43240

G. This Agreement and any Exhibits hereto may be amended only upon the written agreement of the parties.

H. This Agreement shall inure to the parties' successors (whether by merger, consolidation or otherwise) and may not be transferred or assigned by either the Trust, the One Group Dealer Services, Inc or Fidelity, provided however, that either party may assign the Agreement to an affiliate without the consent of the other party. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

One Group Mutual Fund                     Fidelity Brokerage Services LLC

/s/ Robert L. Young                       /s/ Terry Green
--------------------------------------    -------------------------------------
(By)                                      (By)
    Robert L. Young                           Terry Green
--------------------------------------    -------------------------------------
(Name)                                    (Name)
    Treasurer                                 VP Fundsnetwork
--------------------------------------    -------------------------------------
(Title)                                   (Title)

    One Group Mutual Funds
--------------------------------------
(Fund or Company)

One Group Dealer Services, Inc            National Financial Services LLC

(By) /s/ Mark A. Beeson                   /s/ John C. Schmidt
     ---------------------------------    -------------------------------------
                                          (By)
(Name)   Mark A. Beeson                       John C. Schmidt
        ------------------------------    -------------------------------------
(Title)  President & CEO                      Vice President
        ------------------------------    -------------------------------------
                                          (Title)

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                                    EXHIBIT A

                                  FEE SCHEDULE

1.    Start Up Fee = $15,000 (does not apply-existing fund family)

2.    CUSIP Addition Fee = $1,000/cusip

3.    Asset Based Fee

(a). For the services provided by Fidelity hereunder, the Trust or One Group Dealer Services, Inc shall pay to NFS a fee with respect to each Fund, calculated daily and paid monthly in arrears, equal to .35 percent per annum of the daily market value of the total number of shares of such Fund held in accounts at NFS (determined by multiplying the number of such shares times the publicly-reported net asset value of each share), excluding the value of (i) shares held in a brokerage account prior to the effective date of the Agreement as to the Fund issuing such shares ("Pre-Participating Assets"), and (ii) shares first placed or purchased in a brokerage account after the termination of the Agreement as to the Fund/Agent issuing such shares. The total number of shares of all Funds with respect to which a fee will be due to Fidelity hereunder shall be referred to in this Exhibit A as "Participating Assets".

(b). Subsequent to each month-end, NFS shall send to One Group Dealer Services, Inc a statement of the market value of shares of the Fund for which the fee is calculated for the preceding month, together with a statement of the amount of such fee. In the calculation of such fee, NFS records shall govern unless Fund/Agent can demonstrate that the number of shares or Fund price(s) used in such calculation is inaccurate.

(c). The Trust or One Group Dealer Services, Inc shall pay to NFS such fee within 30 days after Fund/Agent's receipt of such statement. Such payment shall be by wire transfer or other form acceptable to INIFS and shall be separate from payments related to redemption proceeds and distributions.

4.    Maintenance Fees:

(a). For each Fund which participates in the NSCC Fund/SERV networking level 3
                         ------------
system Fund/Agent shall pay to NFS an annual fee of $3.00 for each separate Fund position held in any Fidelity customer account which fee shall be payable quarterly in arrears at a rate of $.75 per Fund position.

                                       or

(b). Each Fund which does not participate in the NSCC Fund/SERV networking level
                     --------------------
3 system will be subject to a per Fund annual fee based on December brokerage month-end assets in accordance with the following schedule:

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          Fund Assets                                  Annual Fee
          -----------                                  ----------
          less than $2.5 million                       $4,500.00
          $2.5 million - $5.0 million                  $3,000.00
          greater than $5.0 million                    -0-

      The annual Maintenance Fee for a Fund not participating in the NSCC Fund/SERV networking level 3 shall be waived if such Fund has been included on Exhibit A and subject to the terms of this Agreement for less than 12 months prior to the fee calculation date. NFS will not charge Fund/Agent an annual Maintenance Fee for any Fund not participating in the NSCC Fund/SERV networking level 3 if the average assets per Fund exceeds $5 million (as measured by dividing the total market value of all Fund shares subject to this Agreement as of December month-end by the total number of Funds subject to this Agreement).








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                                    EXHIBIT B

                    FUNDS PARTICIPATING IN SERVICES AGREEMENT

Fund Name                                            CUSIP      Trading Symbol
---------                                            -----      --------------
One Group Balanced CL A                          681937470      OGASX
One Group Bond CL A                              68231N776      PGBOX
One Group Bond CL I                              68231N743      WOBDX
One Group Diversified Equity CL A                681939815      PAVGX
One Group Diversified Intl CL A                  68231N867      PGIEX
One Group Diversified Mid Cap CL A               68231N701      PECAX
One Group Equity Income CL A                     681937785      OIEIX
One Group Equity Index CL A                      681937827      OGEAX
One Group Government Bond CL A                   681937330      OGGAX
One Group High Yield Bond CL A                   68231N107      OHYAX
One Group Income Bond CL A                       681937652      ONIAX
One Group Interm Tax Free Bond CL A              681937587      ONTAX
One Group Intermediate Bond CL A                 681937264      OGBAX
One Group Intl Equity Index CL A                 681937561      OEIAX
One Group Investor Balanced CL A                 681939575      OGIAX
One Group Investor Conserv Gro CL A              681939641      OICAX
One Group Investor Growth & Income CL A          681939617      ONGIX
One Group Investor Growth CL A                   681939674      ONGAX
One Group Large-Cap Growth CL A                  681937249      OLGAX
One Group Large-Cap Growth CL 1                  681937256      SEEGX
One Group Large-Cap Value CL A                   681937876      OLVAX
One Group Large-Cap Value CL 1                   681937884      HLQVX
One Group Market Expan Indx CL A                 68231N826      OMEAX
One Group Mid-Cap Growth CL A                    681937728      OSGIX
One Group Mid-Cap Growth CL 1                    681937736      HLGEX
One Group Mid-Cap Value CL A                     681937751      OGDIX
One Group Mid-Cap Value CL 1                     681937769      HLDEX
One Group Municipal Bond AZ CL A                 681939740      OAMAX
One Group Municipal Bond KY CL A                 681937371      OKYAX
One Group Municipal Bond LA CL A                 681939773      PGLAX
One Group Municipal Bond MI CL A                 68231N644      PEIAX
One Group Municipal Bond OH CL A                 681937843      ONOHX
One Group Municipal Bond WV CL A                 681939716      OGWAX
One Group Municipal Income CL A                  681937421      OTBAX
One Group Short Term Muni Bond CL A              68231N735      OSTAX
One Group Short-Term Bond CL A                   681937629      OGLVX
One Group Small-Cap Growth CL A                  681939849      PGSGX
One Group Small-Cap Value CL A                   68231N305      PSOAX
One Group Small-Cap Value CL I                   68231N602      PSOPX
One Group Tax-Free Bond CL A                     68231N685      PMBAX
One Group Treasury & Agency CL A                 681939526      OTABX
One Group Ultra Short-Term Bond CL A             681937314      ONUAX


Fidelity Services Agreement(m)(8).doc

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